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                                              As of March 6, 1995

Anthony D. Thomopoulos
1280 Stone Canyon Road
Los Angeles, CA  90067

Dear Tony:

This letter will set forth the terms of the agreement between you and MTM Entertainment, Inc. ("MTM").

1.  Employment

You will serve as Chief Executive Officer of MTM, and as such you will perform those duties which are normal and customary in the industry for like positions. You will also be responsible for all domestic and international entertainment aspects of International Family Entertainment, Inc. ("IFE"), as distinguished from non-entertainment programming, such as The Cable Health Club. You will be responsible for such other services as MTM may reasonably require. You will serve as a member of IFE's management committee and will report directly to the Chairman of MTM or his designee (which designee shall be subject to your approval, not to unreasonably be withheld.) You will perform full-time service on an exclusive basis for MTM and its affiliates. Your principal place of employment shall be in Los Angeles, California, or elsewhere as MTM shall determine, subject to your reasonable approval. If MTM is spun out as a separate public company during the term hereof, then the Board of MTM shall nominate you for a seat on the Board of Directors for the balance of the term of this Agreement.

2.  Term

Your employment under this Agreement shall commence on March 6, 1995, and unless terminated pursuant to the terms hereof, shall continue for a period of five (5) years. At least six (6) months prior to the expiration hereof, the parties shall enter into good faith negotiations over renewal terms and conditions.

3.  Base Compensation

        As compensation for your services hereunder, MTM shall pay you and you shall accept an annual base salary of $800,000 payable in equal bi-weekly installments.





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4.       Bonus Structure

         a. Annual Bonus You will receive a bonus structure based on MTM's earnings before interest, taxes, depreciation and amortization ("EBITDA") as determined according to generally accepted accounting principles, as follows.

  Contract Year                       EBITDA Target                 Bonus
  -------------                       (in millions)                 -----
                                      -------------
       1995                              N/A                        N/A
       1996                              $N/A                       N/A
       1997                              $7.056                     100,000
       1998                              $8.467                     100,000
       1999                              $10.160                    200,000

                 In the event that MTM does not meet the EBITDA target in a given year, but the compound annual growth over that year and the next subsequent year equals 20%, then such increased compensation shall be paid at that time on a retroactive basis. In addition, if an EBITDA target has been reached in one year so that a bonus is paid, then an equivalent bonus shall be paid in the subsequent year, even if in the subsequent year the EBITDA target is not reached.

         b. Apportionment For those periods of your employment that do not coincide with MTM's fiscal year, the amount of the bonus and salary shall be prorated for the number of months you are in the employ of MTM, during such fiscal year.

         c. Payment Payment of the annual bonus shall be made no later than December 31 of the year for which the calculation is made. If the bonus is paid pursuant to an estimate, the bonus figure shal be adjusted at such time as final fagures have been verified, but not later than March 31 of the subsequent year.

         d. Further Bonuses MTM may from time to time enter into supplemental agreements or memorandums in writing with you for the award and payment to you of additional compensation or bonuses upon such terms and conditions as MTM shall deem to be in its business interest. In the event of the execution by MTM of any such agreements or memorandums, your right to additional compensation or bonuses shall be determined in accordance with the applicable provisions thereof,





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                 subject, however, to the provisions of this sub-paragraph.  In the absence of any such supplemental agreements or memorandums, MTM shall not be obligated to pay you any additional compensation or bonus whatsoever, irrespective of the payment of additional compensation or bonus in any past or succeeding year or the payment or additional compensation or bonus to other executives in any year, but may do so in its sole discretion.


         e.      Stock Options.

                  1. MTM Stock. You shall be granted the option to purchase 625,000 shares of the common stock of MTM, as follows. The exercise price of the options shall be $4.40 per share, being 110% of the fair market value of the options at the date of grant. The options shall vest at the rate of 125,000 shares on each of the first five (5) anniversary dates of this Agreement; any options not exercised shall lapse on the tenth (10th) anniversary of this Agreement. On the fifth (5th) anniversary date of this Agreement and for each of the four (4) years thereafter, if the stock of MTM is not publicly traded, you may tender to MTM and MTM shall purchase in any one year up to 20% of the MTM shares purchased hereunder. MTM's obligation to repurchase shall lapse on the tenth (10th) anniversary of this Agreement, and MTM shall have no obligation to repurchase shares after that time. The purchase price for MTM's repurchase shall be based on a value for MTM at ten times EBITDA, but in no event less than $4.40 per share. EBITDA shall be determined according to the audited financial statements of MTM, a copy of which shall be made available to Employee.

                          Notwithstandig anything set forth in this paragraph
                  to the contrary, the options shall become exercisable with respect to one hundred percent (100%) of the shares of MTM comon stock subject thereto in the event of a change of control of MTM. As used herein a "change of control of MTM" means an event such that subsequent thereto either (i) IFE is not the holder, directly or indirectly, of a maority of the outstanding shares of MTM common stock, or (ii) the holders of the Class A Common Stock of IFE are not entitled to elect a majority of IFE's directors.

                          2. IFE Stock. You shall be granted the option to purchase up to 250,000 shares of the Class B Common Stock of IFE pursuant to the terms of a separate option agreement executed contemporaneously herewith.


                          3. General. Except as expressly set forth in this Agreement, the terms and conditions of the options shall be governed by the respective Stock Incentive Plans at MTM and IFE.





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5.       Reimbursement for Expenses

The parties recognize that in the course of performing your duties hereunder, you will necessarily incur expenses in connection with your duties for such items as entertainment, traveling, hotels, gifts, and similar items. You shall be entitled to reimbursement for all reasonable expenses so incurred by you in the performance of your duties hereunder, subject to such procedures and rules established by MTM.

6.       Severance - Payment upon Termination

         a. Expiration If the original Term of this Agreement expires and MTM does not offer to renew, then for twelve (12) months thereafter, you shall be paid additional compensation, equal to your base salary in effect the month prior to the termination. Such amounts shall be paid on a bi-weekly basis. MTM shall notify you no later than six (6) months prior to the expiration hereof whether it desires to extend the term of this Agreement. If both MTM and you desire to extend this term, the parties shall negotiate in good faith the terms and conditions of such extension. If you elect not to renew this agreement, than no severance shall be paid.

         b. Termination by Company MTM shall have the right to terminate this Agreement at any time, with or without cause, upon 90 days prior written notice to you. If MTM terminates this Agreement prior to your having served thirty (30) months under the terms of this Agreement, and other than for your willful breach of contract, habitual neglect or other gross misconduct, (collectively "Cause") it shall nonetheless continue to pay you the then base salary for twenty-four (24) months. In the event that MTM terminates your employment after you have served thirty (30) months, other than for Cause, it shall then be obligated to pay you your then base salary for the balance of the term, but not less than one (1) year's base compensation. If MTM terminates this Agreement other than for Cause, all MTM and IFE options shall vest on the date of termination, and any options not exercised shall lapse on the tenth anniversary of the date of this Agreement. If MTM terminates this Agreement for Cause, no severance shall be paid, and all unvested options shall lapse. In event of termination for any reason, you shall receive all accrued benefits, except that you agree that MTM may offset from this or any severance any sums owed by you to MTM. You acknowledge that MTM is not required to actually utilize your services hereunder, but this shall not release MTM of its obligation to pay you the compensation set forth herein, subject to MTM's right to terminate this Agreement in accordance with the terms hereof. You acknowledge and agree that MTM has no obligation to renew this Agreement or to continue your employment after expiration of the term hereof, subject to making the payments specified herein, and you





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                 expressly acknowledge that no promises or understandings to the contrary have been made or reached.

         c. Cessation of Severance In the event you obtain other employment, no severance shall be payable.

7.       Life Insurance

MTM may in its discretion at any time after the execution of this Agreement apply for and procure as owner and for its own benefit insurance on the your life, in such amounts and in such form or forms as MTM may determine. You shall have no interest whatsoever in any such policy or policies, but you shall, at the request of MTM, submit to such medical examinations, supply such information, and execute such documents as may be required by the insurance company or companies to whom MTM has applied for such insurance. Employee may have his own physician present at any examination, at his own expense.

8.       Other Benefits

                 a. Vacation You will be entitled to four weeks vacation per year with pay during the term of this Agreement, subject to MTM's personnel policies.

                 b. Health Plans You and your family will be eligible to participate in the current MTM health and medical plans, as well as life and disability insurance plans, as such plans may be modified from time to time.

                 c. 401(k) Plan You shall also be entitled to participate in IFE's 401(k) plan, for which MTM currently provides a matching contribution up to two and one half percent (2 1/2%) of your salary, as such may be modified from time to time.

                 d. Travel. You shall be entitled to first class air travel and accommodations. In addition, MTM shall upon reasonable request cover round trip first class air travel for your wife and minor children living with you, giving due consideration to the frequency and length of your travel. You shall bear all income tax charges, if any, attributable thereto.

                 e. Home Office. MTM shall provide you a telephone, telephone line charge reimbursement, a fax machine and a photocopier to furnish a home office to be used for Company business. Upon termination of this Agreement, all such items shall be returned to MTM.





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                 f.       Car Allowance.  During the term hereof, MTM shall
                          provide you a car allowance of $1200 per month.

                 g. Additional Benefits You expressly agree and acknowledge that after the expiration of the term hereof, you will be entitled to no benefits or compensation unless expressly set forth herein, and except as specifically provided under the benefit plans referred to herein and those benefit plans in which you may subsequently become a participant, and subject in all cases to the terms and conditions of each such plan.

9.       Non-Compete

You agree that if you terminate this Agreement other than due to MTM's breach, you will not work for a direct competitor of MTM for a period of twelve (12) months, unless given specific agreement in writing from MTM. Direct competitors shall include other cable or satellite television networks, or television production and distribution companies.

10.      Remedy For Breach

Both parties recognize that the services to be rendered under this Agreement by you are special, unique, and of an extraordinary character, and that in the event of the breach by you of the terms and conditions of this Agreement, then MTM shall be entitled, if it so elects, to institute and prosecute proceedings in any court of competent jurisdiction, either in law or in equity, to seek to obtain the specific performance thereof by you, or to enjoin you from performing services for any such other person, firm, or corporation, during the period herein contracted for, but nothing herein contained shall be construed to prevent such remedy in the courts, in case of any breach of this Agreement by you, as MTM may elect to invoke.

11.      Disputes

Any dispute or controversy arising out of the termination of this Agreement shall be determined and settled by submission for hearing to an arbitrator in an expedited arbitration proceeding conducted in Virginia Beach, VA, in accordance with the rules and procedures of the American Arbitration Association. Such submission and hearing shall be initiated by any party by delivery of written notice to the other party demanding a hearing and specifying the controversy or dispute to be settled. The decision of the arbitrator shall be binding and conclusive on the parties hereto.

12.      Situs

This Agreement shall be governed by and construed according to the laws of the Commonwealth of Virginia.





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13.      Modification

This Agreement constitutes the full and complete understanding and agreement of the parties, supersedes all prior understandings and agreements, and cannot be changed or terminated orally, by only by an explanation in writing signed by the party against whom enforcement of any waiver, charge, modification or discharge is sought.

14.      Binding Effect

This Agreement shall be binding upon and inure to the benefit of any successor or successors of MTM and the personal representatives of you.

         IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the day and year first written.

EMPLOYEE:

Anthony D. Thomopoulos

/s/  ANTHONY D. THOMOPOULOS                DATE:  5-15-96
- -------------------------------                  ---------------

EMPLOYER: MTM Entertainment, Inc.

BY: /s/ TIMOTHY ROBERTSON                  DATE:  5-15-96
   ----------------------------                  ----------------




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